FOR IMMEDIATE RELEASE

GROUP 1 AUTOMOTIVE APPOINTS TWO VICE PRESIDENTS

HOUSTON, Dec. 10, 2009 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced the appointment of Mr. Mark J. Iuppenlatz and the promotion of Ms. Kim Craig.

Iuppenlatz, 50, will join Group 1 on Jan. 1, 2010, as vice president of corporate development. He will report directly to Group 1’s President and Chief Executive Officer, Earl J. Hesterberg.

Iuppenlatz brings more than 20 years of experience in acquisition and real estate to the organization. In his new role, Iuppenlatz will be responsible for all automotive and real estate acquisitions along with real estate and construction management services. He served in a similar capacity from 1999 to 2007 at Sonic Automotive Inc. Most recently Iuppenlatz has been managing partner of Animas Valley Land & Water Co., a diversified real estate development and management group.

“We believe that the addition of Mark Iuppenlatz and his extensive automotive acquisition and real estate experience will further strengthen our company,” said Hesterberg.

Effective Jan. 1, 2010, Craig will be promoted to vice president and treasurer. She will continue to report to John C. Rickel, senior vice president and chief financial officer.

Craig, 44, has served as director of treasury for Group 1 since June 2006. Her responsibilities include oversight of Group 1’s banking relationships, cash management, interest rate risk mitigation and risk management activities.

“Kim Craig has been instrumental in helping Group 1 successfully manage its financial commitments during a very turbulent time both in the markets and in our industry,” said Rickel. “Kim’s experience and performance record are indicative of the talented management team we have working both at Group 1’s corporate office and in the field.”

Since earning her degree from Oklahoma State University in 1988, Craig has held various financial management roles of increasing responsibility at BMC Software, Duke Energy, Columbia Energy and ConocoPhillips, where she began her career.

About Group 1 Automotive, Inc.
Group 1 owns and operates 97 automotive dealerships, 129 franchises, and 24 collision service centers in the United States and the United Kingdom that offer 31 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

SOURCE: Group 1 Automotive Inc.

Investor contacts:
Kim Paper Canning, Manager, Investor Relations
Group 1 Automotive Inc.
713-647-5741 / kpaper@group1auto.com
or
John Roper, Fleishman-Hillard Inc.
713-513-9505

Media contacts:
Pete DeLongchamps, Vice President, Manufacturer Relations and Public Affairs
Group 1 Automotive Inc.
713-647-5770 / pdelongchamps@group1auto.com
or
Clint Woods, Pierpont Communications, Inc.
713-627-2223